                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[_] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            MILLER INDUSTRIES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                         MILLER INDUSTRIES, INC. [LOGO]
                              3220 Pointe Parkway
                                   SUITE 100
                            NORCROSS, GEORGIA  30092
                                 (770) 446-6778

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Miller Industries, Inc. (the "Company") will be held at 11:00 a.m. (Eastern Time), on Friday, August 29, 1997 at the Hilton Northeast Atlanta, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, for the following purposes:

     1. To elect two (2) directors to hold office for a term of three (3) years or until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Charter to provide that all directors are elected on an annual basis.

     3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen, LLP as the independent accountants of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on July 18, 1997 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

                                       By order of the Board of Directors,


                                       Frank Madonia
                                       Secretary

Atlanta, Georgia
July ___, 1997


================================================================================
   WE URGE YOU TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.
================================================================================

                            MILLER INDUSTRIES, INC.
                              3220 Pointe Parkway
                                   SUITE 100
                            NORCROSS, GEORGIA 30092
                                 (770) 446-6778

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Miller Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Hilton Northeast Atlanta, Norcross, Georgia, on Friday, August 29, 1997 at 11:00 a.m. (Eastern Time), and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about July ___, 1997.

     A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless revoked, the shares represented by the proxy will be voted at the Annual meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees, FOR the proposal to amend the Company's Charter to provide for annual election of directors and FOR the ratification of Arthur Andersen, LLP as the independent accountants of the Company.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Only holders of the common stock of the Company, $0.01 par value per share (the "Common Stock"), at the close of business on July 18, 1997 are entitled to vote at the Annual Meeting. On such date, the Company had issued and outstanding __________ shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telegram. The Company does not anticipate paying any compensation to any other party other than its regular employees for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 15, 1997, certain information with respect to (a) all shareholders known to be "beneficial owners" (as that term is defined in the rules of the Securities and Exchange Commission) of more than five percent of the Common Stock; and (b) the Common Stock "beneficially owned" (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                          Amount and Nature
                                            of Beneficial    Percent of
Name and Address of Beneficial Owner         Ownership/1/     Class/1/
----------------------------------------  -----------------  -----------
William G. Miller/2/                         6,412,496/3/       15.0%
Jeffrey I. Badgley                             205,750/4/          *
Frank Madonia                                  191,500/5/          *
J. Vincent Mish                                191,500/5/          *
Daniel N. Sebastian                            190,200/6/          *
A. Russell Chandler, III                       127,500/7/          *
Paul E. Drack                                   79,000/8/          *
Stephen A. Furbacher                            87,000/8/          *
Richard H. Roberts                              69,000/9/          *
All Executive Officers and Directors
as a Group (10 persons)                      7,558,446/10/      17.3%

----------------------------
 * Less than one percent
1. Except as otherwise indicated, all shares shown in the table above are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options and rights to acquire shares of Common Stock held by such person or group.
2. Mr. Miller's business address is c/o Miller Industries, Inc., 3220 Pointe Parkway, Suite 100, Norcross, Georgia 30092.
3. Includes 17,655 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director.
4. Includes 131,179 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
5. Includes 115,429 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
6. Includes 114,771 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
7. Includes 13,500 shares held in trust for the benefit of Mr. Chandler's children and 78,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
8. Includes 78,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
9. Includes 63,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
10. Includes 773,808 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to the Company's Charter and Bylaws, the Board has fixed the number of directors at six. Under the terms of the Company's Charter and Bylaws, the members of the Board of Directors are currently divided into three classes (Class I, Class II, and Class III). The Class III directors (which include Mr. Drack and Mr. Furbacher) are standing for reelection at the Annual Meeting and, if reelected, will serve until the annual meeting of shareholders in 2000. The term of the Class I directors (which includes Mr. Miller and Mr. Roberts) expires at the time of the 1998 annual meeting of shareholders, and the term of the Class II directors (which includes Mr. Badgley and Mr. Chandler) expires at the time of the 1999 annual meeting of shareholders. At each succeeding annual meeting of shareholders successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The Board has proposed to eliminate the staggered election of directors, and if the proposal is approved by the shareholders at the annual meeting, the directors will no longer be divided into classes, and all directors will be elected at future annual meetings. See "PROPOSAL 2: Amendment to the Charter." The Board may fill directorships resulting from vacancies or may decrease the number of directors. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

     Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

     The nominees for election shall be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

     The following persons are the nominees for election to serve as Class II directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

                           Class of Director;
                           Annual Meeting at
    Name of Director       Which Term Expires       Background Information
-------------------------  ------------------  --------------------------------
Paul E. Drack                  III; 1997       Mr. Drack, 68, has served as a
                                               director of the Company since
                                               April 1994. Mr. Drack is also a
                                               director of Euramax International
                                               PLC. Mr. Drack retired in
                                               December 1993 as President and
                                               Chief Operating Officer of AMAX
                                               Inc., positions he held since
                                               August 1991. From 1985 to 1991,
                                               Mr. Drack served in various
                                               capacities for operating
                                               subsidiaries of AMAX Inc.
                                               including Chairman, President and
                                               Chief Executive Officer of Alumax
                                               Inc. and President of Kawneer
                                               Company. He was a director of
                                               AMAX Inc. from 1988 to 1993.
                                               Prior to its acquisition by
                                               another entity in November 1993,
                                               AMAX Inc. was a producer of
                                               aluminum and manufactured
                                               aluminum products with interests
                                               in domestic energy and gold
                                               production.

Stephen A. Furbacher           III; 1997       Mr. Furbacher, 77, has served as
                                               a director of the Company since
                                               April 1994 and of Miller Group,
                                               Inc. since January 1993. Since
                                               1986, Mr. Furbacher has been a
                                               business consultant and has been
                                               involved in various corporate
                                               turnarounds and reorganizations.
                                               Over the past 25 years Mr.
                                               Furbacher has served on the
                                               boards of various public
                                               companies, including

                                               Fleet Financial Group, AMAX Inc.,
                                               Kennecott Copper Corporation,
                                               Amerace Corporation and Bostrom
                                               Manufacturing Company. He
                                               presently serves on the board of
                                               United Film Incorporated.

   The following four persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and shareholders are not being asked to vote for them. Certain information relating to the following persons, which has been furnished to the Company by the individuals named, is set forth below.


                           Class of Director;
                           Annual Meeting at
    Name of Director       Which Term Expires       Background Information
-------------------------  ------------------  --------------------------------
William G. Miller               I; 1998        Mr. Miller, 50, has served as
                                               Chairman of the Board and Chief
                                               Executive Officer of the Company
                                               since April 1994 and spends
                                               substantially all of his time on
                                               Company matters. In June 1997, he
                                               was named Co-Chief Executive
                                               Officer, a title he shares with
                                               the Company's President, Jeffrey
                                               I. Badgley. Mr. Miller also
                                               served as President of the
                                               Company from April 1994 to June
                                               1996. He served as Chairman of
                                               Miller Group, Inc., from August
                                               1990 through May 1994, as its
                                               President from August 1990 to
                                               March 1993, and as its Chief
                                               Executive Officer from March 1993
                                               until May 1994. Mr. Miller also
                                               serves as Chairman of Flow
                                               Measurement, Inc. ("Flow
                                               Measurement"), a maker of
                                               industrial flow meters, and
                                               served as its President from
                                               February 1987 until April 1994.
                                               Mr. Miller beneficially owns 80%
                                               of the capital stock of Flow
                                               Measurement. Prior to 1987, Mr.
                                               Miller served in various
                                               management positions for Bendix
                                               Corporation, Neptune
                                               International Corporation,
                                               Wheelabrator-Frye Inc. and The
                                               Signal Companies, Inc.

Richard H. Roberts               I; 1998       Mr. Roberts, 43, has served as a
                                               director of the Company since
                                               April 1994. Mr. Roberts currently
                                               serves as Senior Vice President,
                                               Secretary and General Counsel of
                                               Landair Services, Inc., a
                                               position he has held since
                                               August, 1994. Mr. Roberts was
                                               partner in the law firm of Baker,
                                               Worthington, Crossley &
                                               Stansberry, counsel to the
                                               Company, from January 1991 to
                                               August 1994 and prior thereto was
                                               an associate of the firm. Mr.
                                               Roberts has served as a director
                                               of Landair Services, Inc. since
                                               May 1995.

                           Class of Director;
                           Annual Meeting at
    Name of Director       Which Term Expires       Background Information
-------------------------  ------------------  --------------------------------
A. Russell Chandler, III        II; 1999       Mr. Chandler, 52, has served as a
                                               director of the Company since
                                               April 1994. He serves on the
                                               board of Summit Partners, a
                                               venture capital partnership, and
                                               is founder and Chairman of
                                               Whitehall Group Ltd., a private
                                               investment firm based in Atlanta,
                                               Georgia. Mr. Chandler served as
                                               the Mayor of the Olympic Village
                                               for the Atlanta Committee for the
                                               Olympic Games from 1990 through
                                               August 1996. From 1987 to 1993,
                                               he served as Chairman of United
                                               Plastic Films, Inc., a
                                               manufacturer and distributor of
                                               plastic bags. He founded
                                               Qualicare, Inc., a hospital
                                               management company, in 1972 and
                                               served as President and Chief
                                               Executive Officer until its sale
                                               in 1983. In addition, Mr.
                                               Chandler serves on a number of
                                               community advisory boards,
                                               including the Wharton Graduate
                                               Advisory Board and the Georgia
                                               Tech Foundation Board of
                                               Trustees.

Jeffrey I. Badgley              II; 1999       Mr. Badgley, 45, has served as
                                               President of the Company since
                                               June 1996 and as a director since
                                               January 1996. In June 1997, he
                                               was named Co-Chief Executive
                                               Officer of the Company, a title
                                               he shares with Mr. Miller. Mr.
                                               Badgley served as Chief Operating
                                               Officer from June 1996 to June
                                               1997. In addition, Mr. Badgley
                                               serves as President of Miller
                                               Industries Towing Equipment. Mr.
                                               Badgley served as Vice President -
                                               Sales of Miller Industries Towing
                                               Equipment from 1988 to 1996. Mr.
                                               Badgley served for over five
                                               years as Vice President - Sales
                                               and Marketing of Challenger
                                               Wrecker Corporation ("Challenger
                                               Wrecker"), a position he held
                                               from 1982 until joining Miller
                                               Industries Towing Equipment. He
                                               served as Vice-President of the
                                               Company from April 1994 to June
                                               1996.

     The Board of Directors held six meetings during the fiscal year ended April 30, 1997. The Board of Directors has standing Audit, Compensation and Nominating Committees. The Audit Committee is comprised of Messrs. Drack, Furbacher and Roberts. The Audit Committee meets with the Company's independent auditors to review the Company's financial statements and it is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Audit Committee held four meetings during fiscal 1997.

     The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company's officers, and to administer the Company's stock option and other employee benefit plans. Messrs. Chandler, Furbacher and Roberts comprise the Compensation Committee, which met six times during fiscal 1997.

     The Nominating Committee is comprised of Messrs. Chandler, Drack and Miller. The Nominating Committee was established to evaluate candidates for service as directors to the Company. The Nominating Committee held one meeting during fiscal 1997. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company's Bylaws.

     All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for each of the last three fiscal years of the Company concerning compensation paid by the Company and its subsidiaries to the Company's Co-Chief Executive Officers and to each of the Company's other most highly compensated executive officers as of the end of fiscal 1997 who earned in excess of $100,000 in salary and bonus during fiscal 1997 (collectively, the "Named Executive Officers").

                                                                                             Long Term
                                                                                            COMPENSATION
                                                             Annual Compensation(1)            Awards
                                                             ----------------------         ------------
                                                                                             Securities            All
                                                                                             Underlying           Other
                                                              SALARY         BONUS            OPTIONS          COMPENSATION
         Name and Principal Position             Year          ($)            ($)               (#)                ($)
         ---------------------------             ----        --------       -------         ----------         ------------
William G. Miller                                1997        $150,000       $54,167                 -                    -
 Chairman and Co-Chief Executive Officer         1996         150,000        41,667                 -                    -
                                                 1995         154,000        12,500                 -                    -

Jeffrey I. Badgley                               1997         119,167        37,417            90,000              $ 1,266(2)
 President and Co-Chief Executive Officer        1996          98,333        27,083            99,000                  626(2)
                                                 1995          76,667         6,250           180,000               50,000(3)

Frank Madonia                                    1997          99,167        33,750            72,000                1,079(2)
 Vice President, Secretary and                   1996          83,333        22,083            76,500                  533(2)
 General Counsel                                 1995          80,667         6,250           180,000               50,000(3)

J. Vincent Mish                                  1997          99,167        30,750            72,000                  813(2)
 Vice President and President of                 1996          83,333        20,000            76,500                  469(2)
 the Financial Services Group                    1995          80,667         6,250           180,000               50,000(3)

Daniel N. Sebastian                              1997          80,000        27,917            45,000                  800(2)
 Vice President                                  1996          71,667        19,583            58,500                  425(2)
                                                 1995          70,000             -           180,000               50,000(3)

-----------------------
(1) Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the named executive officer's annual salary and bonus.

(2) Consists of a matching contribution made by the Company to the executive's account in the Company's 401(k) Plan.

(3) Consists of the one time payment made to the listed officers in August 1994 as part of the settlement of certain equity participation plans which were terminated in connection with a reorganization in April 1994.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 1997 under the Company's Stock Option and Incentive Plan. No stock appreciation rights ("SARs") have been granted by the Company. In addition, the hypothetical gains or "option spreads" that would exist for the respective options, based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term, are also reflected:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                    Individual Grants
                          --------------------------------------------------------------------------------------------------
                                                                                                       Potential realizable
                                                                                                         value at assumed
                                                                                                      annual rates of stock
                                 Number of       Percent of total                                     price appreciation for
                                Securities        options granted    Exercise or base                     option term(2)
                            Underlying Options    to employees in          price         Expiration   ----------------------
Name                            Granted(1)          fiscal year           ($/Sh)            date        5%($)       10%($)
----                        ------------------   ----------------    ----------------    ----------   --------    ----------
William G. Miller                     -0-               -0-               $     0                -           -             -

Jeffrey I. Badgley                 75,000              5.22%              $ 9.542          6/28/06    $450,068    $1,140,562
                                   15,000              1.04%              $16.167          11/6/06    $152,510    $  386,491

Frank Madonia                      57,000              3.97%              $ 9.542          6/28/06    $342,052    $  866,827
                                   15,000              1.04%              $16.167          11/6/06    $152,510    $  386,491

J. Vincent Mish                    57,000              3.97%              $ 9.542          6/28/06    $342,052    $  866,827
                                   15,000              1.04%              $16.167          11/6/06    $152,510    $  386,491

Daniel N. Sebastian                45,000              3.13%              $ 9.542          6/28/06    $270,041    $  684,337

---------------------
(1) All options were granted pursuant to the Stock Option and Incentive Plan, have a term of ten years, and vest in one-fourth increments annually from the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent upon the future performance of the shares and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

OPTIONS EXERCISED IN LAST FISCAL YEAR, FISCAL YEAR END OPTION VALUES

     The following table summarizes certain information regarding option exercise during the fiscal year ended April 30, 1997 and year end option values of the Named Executive Officers.

                                                                 Number of securities             Value of unexercised
                             Shares                             underlying unexercised                in-the-money
                           Acquired on        Value            options at April 30, 1997               options at
                            Exercise         Realized               (No. of shares)                 April 30, 1997(1)
                                                             -----------------------------     ----------------------------
       Name                   (#)               ($)          Exercisable     Unexercisable     Exercisable    Unexercisable
       ----                ----------       ----------       -----------     -------------     -----------    -------------
William G. Miller                 0                  0               0                 0                0                0
Jeffrey I. Badgley           70,071         $1,109,714          44,679           254,250         $390,588       $1,635,032
Frank Madonia                70,071         $1,109,714          39,054           219,375         $345,037       $1,456,384
J. Vincent Mish              70,071         $1,109,714          39,054           219,375         $345,037       $1,456,384
Daniel N. Sebastian          60,729         $  654,859          43,896           178,875         $397,737       $1,319,065

----------------------
(1) Reflects the market value of the underlying securities at the closing price on the New York Stock Exchange on April 30, 1997 ($11.875), less the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     Miller Industries Towing Equipment entered into an employment agreement with Mr. Badgley which provides for a base salary of a minimum of $70,000. Mr. Badgley also receives certain insurance and other benefits as are generally provided by the Company to its employees. Mr. Badgley's employment agreement is for a term of 10 years and requires Mr. Badgley to meet certain concurrent employment conditions with Miller Industries Towing Equipment or its affiliates. Employment may be terminated prior to that time for "cause," as defined in the employment agreement. The employment agreement may also be terminated at the option of Miller Industries Towing Equipment in the event net sales of products do not equal or exceed $35 million for any rolling twelve month period and continuing through the term of the agreement. The agreement also provides for non-competition by Mr. Badgley for a period ending three years from termination or expiration of the agreement, unless such a period is extended by agreement. In consideration of the non-competition agreement, Miller Industries Towing Equipment will pay one-half of Mr. Badgley's base salary for such period.

     In July 1995, the Company approved employment agreements with Messrs. Madonia and Mish. Each of the agreements provides for a base salary of $80,000 and provides for such additional benefits as are generally available to the executive officers of the Company. Each of these employment agreements is for a period of two years and may be terminated by the Company for "cause," as defined therein. In addition, each agreement provides for non-competition by the employees for a period ending two years from expiration of the term of the agreement or following voluntary termination by the employee or termination for cause by the Company. In consideration of the non-competition provision, the Company will pay one-half of such employee's base salary for such period.

     Each of the remaining executive officers has entered into non-competition agreements which generally limit the ability to be employed by a competitor of the Company, or otherwise compete with the Company, for three years from the date of expiration or termination of employment. The non-competition agreements also contain confidentiality and non-disclosure provisions respecting disclosure of confidential information of the Company.

COMPENSATION OF DIRECTORS

     The members of the Board of Directors who are employees of the Company do
not receive additional compensation for Board or committee service.   Upon
initial election to the Board, each director is granted an option to purchase 10,000 shares of Common Stock as of the date of becoming a director. In addition, on the first business day following each annual meeting of shareholders, each non-employee director receives an option to purchase 2,000 shares, plus up to 2,000 additional shares based upon the earnings of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1997, the Compensation Committee was comprised of Messrs. Chandler, Furbacher and Roberts, all of whom are non-employee directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Company's general compensation policies on executive officer compensation are administered by the Compensation Committee (the "Committee") of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence. All members of the Committee are non-employee directors. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

     The three components of executive officer compensation are base salary, annual bonus awards and stock option grants, except for the Chief Executive Officer in fiscal 1997 whose compensation includes only base salary and annual bonus awards. In addition to the Committee's determinations on base salary and bonus award, the Committee administers the Company's stock option plan and recommends to the Board of Directors the options to be granted to executive officers.

     The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

     The Company uses grants of options to better align the interests of the Company's officers and employees with the long-term interests of the Company and its shareholders. All options for the purchase of 500 or more shares vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments. All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement. During the 1997 fiscal year, the Company granted an aggregate of 1,436,250 options to employees and executive officers under the Company's 1994 Stock Option and Incentive Plan (the "1994 Plan"). The named executive officers received options for the purchase of an aggregate of 279,000 shares, or 19.4% of the total shares subject to option grants granted in fiscal 1997 under the 1994 Plan. The Committee strongly believes it is important for the non-executive officer employees of the company to have a long-term equity interest in the Company.

     During fiscal 1997, the Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company's Cash Bonus Plan and the 1994 Plan. In its review, the Committee discussed the performance of the executive officers with the Chief Executive Officer and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Chief Executive Officer. The Committee's review of executive officer compensation included consideration of individual performance and contribution to the Company, a comparison to compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination. Based on its review, the Committee granted additional options and increased cash compensation for the Executive Officers as reflected on the Summary Compensation Table above.

     Each of Messrs. Badgley, Madonia and Mish is a party to an employment agreement with the Company or a subsidiary of the Company. The agreement of Badgley was entered into on October 14, 1993 and the agreements of Messrs. Madonia and Mish were approved in July, 1995. Mr. Miller, the Company's Chief Executive Officer, was not employed under an employment agreement during fiscal 1997. Mr. Miller's compensation for fiscal 1997 was established by the Board of Directors, and he received no options for the purchase of shares of Common Stock. Mr. Miller is a holder of approximately 15% of the outstanding
Common Stock.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATION ON EXECUTIVE COMPENSATION.
Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four highest compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the 1994 Plan should be qualifying "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, including base salary and amounts awarded under the Cash Bonus Plan, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured to qualify as performance based compensation under Section 162(m).

                              A. Russell Chandler, III
                              Stephen A. Furbacher
                              Richard H. Roberts

PERFORMANCE GRAPH

     The following line graph compares the percentage change in the cumulative shareholder return of the Common Stock with The New York Stock Exchange Composite Index and the Standard & Poor's Heavy Trucks and Parts Index over the period of time from August 2, 1994 (the initial trading date of the Common Stock) through April 30, 1997. The Common Stock was quoted on the Nasdaq Stock Market's National Market until December 19, 1995, and since that date has traded on the New York Stock Exchange. The respective returns assume reinvestment of dividends paid.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS



                           [stock performance graph]


                                  8/2/94      4/28/95      4/30/96      4/30/97
-------------------------------------------------------------------------------
Miller Industries, Inc.            100          161          372          475
-------------------------------------------------------------------------------
NYSE Composite Index               100          109          138          164
-------------------------------------------------------------------------------
S&P Heavy Duty Trucks & Parts      100          105          121          154
-------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year 1997, the Company leased an airplane from Flow Measurement, Inc. Aggregate payments made during fiscal 1997 were $33,730. William G. Miller, Chairman and Co-Chief Executive Officer of the Company, owns 80% of the outstanding stock of Flow Measurement, Inc. The

Company believes the rates charged for lease of the airplane were below rates the Company could otherwise obtain from an independent third party.


                     PROPOSAL 2:  AMENDMENT TO THE CHARTER

      The Board of Directors has approved unanimously an amendment to the Company's Charter (the "Charter") to provide for the annual election of all directors (the "Amendment"). If the Amendment is approved by the shareholders, the Amendment will be reflected in the Charter, and will take affect when directors are elected at the Annual Meeting in 1998. The Company believes that its officers and directors will vote shares of Common Stock owned by each of them in favor of the Amendment, but no assurances can be given in this regard. Shareholders are urged to read carefully the following description of the proposed Amendment, which describes the purposes and effects of such Amendment.

      The Charter currently provides that the Board of Directors be elected on a staggered basis. Under the terms of the Company's Bylaws and Charter, the members of the Board of Directors are divided into three classes (Class I, Class II, and Class III). The terms of each class of directors expire during different years. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term, so that, generally, only one-third of the total number of directors stand for election at the same time. The Board may fill directorships resulting from vacancies or may decrease the number of directors.

      If the Amendment is approved, the terms of all directors will expire annually and at each annual meeting all directors will stand for election for one-year terms. The Board believes that electing all of the directors annually, rather than in staggered terms, is generally a more desirable structure for the Board of Directors of a public company. Additionally, the Company understands that certain institutional investors view a staggered board as a mechanism which can tend to lead to the entrenchment of management. The Amendment is not being proposed in response to any specific takeover effort of which the Board is aware. The Board believes, however, that it is desirable for the shareholders to approve the Amendment at this time to provide the Company with the most flexible method for electing directors.

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed Amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE COMPANY'S CHARTER TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.


            PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen, LLP, independent public accountants, to audit the accounts of the Company for fiscal 1998. Arthur Andersen, LLP audited the accounts of the Company for fiscal 1997 and has served as independent public accountants to the Company since its inception. While ratification by the shareholders of this appointment is not required by law or the Company's Charter or Bylaws, management of the Company believes that such ratification is desirable. A representative of Arthur Andersen, LLP, is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO THE COMPANY.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the accompany, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The New York Stock Exchange and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and stockholders were timely satisfied.


                    DEADLINE FOR SUBMISSION TO SHAREHOLDERS
                      OF PROPOSALS TO BE PRESENTED AT THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 1998 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than March __, 1998 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1998 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.


                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted for the purposes of determining a quorum. Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                                 MISCELLANEOUS

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxies promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1997 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST AND PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 3220 POINTE PARKWAY, SUITE 100, NORCROSS, GEORGIA 30092.

                            MILLER INDUSTRIES, INC.
  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
               SHAREHOLDERS TO BE HELD ON FRIDAY, AUGUST 29, 1997

                                     PROXY

  The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Friday, the 29th day of August, 1997, at 11:00 a.m., and at any and all adjournments thereof as follows:

  (1) [_] FOR all of the following Class III nominees (except as marked to the contrary below):
          NOMINEES: Paul E. Drack and Stephen A. Furbacher.

      [_] WITHHOLD AUTHORITY to vote for all nominees listed.
          (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                    _______________________________________

  (2) For the approval of the proposal to amend the Charter to provide for the annual election of all directors.

                      [_] For   [_] Against   [_] Abstain

  (3) For the approval of the proposal to ratify the appointment of Arthur Andersen, LLP as the independent accountants of the Company.

                      [_] For   [_] Against   [_] Abstain

  (4) For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

  THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES AND PROPOSALS LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

  It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated July __, 1997 and the Proxy Statement furnished therewith.


                                       Dated and signed _________________, 1997

                                       ________________________________________

                                       ________________________________________

                                       (Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)

  This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to SunTrust Bank, Atlanta, Attn: Corporate Trust Department, P.O. Box 4625, Atlanta, Georgia 30302, in the accompanying prepaid envelope.